Summit Therapeutics Reports Financial Results and Operational Progress
for the First Quarter Ended March 31, 2023

First US Patient Treated in Ivonescimab Clinical Trial after Closing Agreement;
$500M Raised in Fully-Subscribed Rights Offering

Menlo Park, California, May 11, 2023 - Summit Therapeutics Inc. (NASDAQ: SMMT) ("Summit," "we," or the "Company") today reports its financial results and provides an update on operational progress for the first quarter ended March 31, 2023.

Operational & Corporate Updates
•Our Collaboration and License Agreement with Akeso Inc. (Akeso) for ivonescimab:
◦On December 5, 2022, Summit and Akeso entered into a Collaboration and License Agreement for ivonescimab, Akeso's innovative, potentially first-in-class bispecific antibody combining the effects of immunotherapy via a blockade of PD-1 with the anti-angiogenesis effects associated with blocking VEGF into a single molecule.
▪The Collaboration and License Agreement with Akeso closed on January 17, 2023 after going effective following customary waiting periods.
◦Summit received the rights to develop and commercialize ivonescimab (SMT112) in the United States, Canada, Europe, and Japan. Akeso retained development and commercialization rights for the rest of the world, including China.
◦In exchange for these rights, Summit committed to an upfront payment of $500 million, which was paid in two installments.
▪The first installment worth $300 million was paid in January in conjunction with the closing of the transaction. Of the $300 million paid to Akeso by Summit, Akeso opted, in accordance with the Collaboration and License Agreement, to receive 10 million shares in lieu of a cash payment of $25.1 million; the remaining $274.9 million was paid by Summit to Akeso in cash.
▪The second installment of $200 million was paid on March 6, 2023 in cash.
◦Going forward, Akeso will be eligible to receive regulatory and commercial milestones of up to $4.5 billion. In addition, Akeso will receive low double-digit royalties on net sales in the Summit territories.
◦Summit is actively engaged in development activities for SMT112, including holding multiple meetings with the US Food & Drug Administration (FDA) regarding its planned Phase III clinical program and incorporated this feedback accordingly. Summit will start its clinical development in non-small cell lung cancer (NSCLC) in the following indications:
▪Ivonescimab combined with chemotherapy in patients with epidermal growth factor receptor (EGFR)-mutated, locally advanced or metastatic non-squamous NSCLC who have progressed after treatment with a third-generation EGFR tyrosine kinase inhibitor (TKI) (“HARMONi” trial)
▪Ivonescimab combined with chemotherapy in first-line metastatic squamous NSCLC patients (“HARMONi-3” trial)
◦In May 2023, the first patient was treated in the Phase III HARMONi clinical trial.

▪Summit intends to dose patients in the HARMONi-3 trial during the second half of 2023.
◦Akeso has a rich and diversified antibody drug pipeline with over 30 internally discovered drug candidates in various stages of development, including six bispecific antibodies. Akeso has taken part in over 80 clinical trials for 17 drug candidates, including 14 pivotal trials. Akeso has two drugs approved for oncology indications in China: a PD-1 inhibitor, and novel PD-1 / CTLA-4 bispecific antibody. Akeso has over 2,400 employees.
•In January 2023, upon the closing of the Collaboration and License Agreement, Yu (Michelle) Xia, Ph.D., Co-Founder, Chairwoman, and CEO of Akeso, was appointed to our Board of Directors. Dr. Xia has over 27 years of experience in the pharmaceutical industry and academic research. Prior to founding Akeso, Dr. Xia held senior leadership roles at Crown Bioscience Inc., where she played a decisive role in constructing Crown Bioscience’s platform, building its team, and forging its joint venture with Pfizer (the Pfizer-Crown Asian Cancer Research Centre). Dr. Xia also served as a senior scientist and group leader at PDL BioPharma, Inc. (later acquired by AbbVie Inc.), a senior process development scientist at Bayer Corporation, and held scientific and managerial roles at Axys Pharmaceuticals, Inc. (later acquired by Celera Genomics, Inc.). In addition, Dr. Xia has received numerous awards and recognitions for her contributions to both the biopharmaceutical industry and commercial enterprises. Most recently, Dr. Xia was selected into Forbes’ Powerful Women in Technology in 2020 and in 2023 was named by Forbes China as a Top 100 Women in Business in China.

Financial Highlights
•Aggregate cash, cash-equivalents, short-term investments, and receivables on March 31, 2023 totaled $246.9 million as compared to $654.7 million on December 31, 2022.
◦Our cash, cash-equivalents and short-term investments on March 31, 2023 was $241.9 million as compared to $648.6 million on December 31, 2022. Accounts receivable and research and development tax credits receivable on March 31, 2023 were $5.0 million as compared to $6.1 million on December 31, 2022.
◦Our short-term investments consist of highly-liquid U.S. treasury securities.
◦Our notes payable balance at March 31, 2023 was $100.0 million, which is due in September 2024.
◦Based on our current cash and investments position, we believe that we have sufficient capital resources to fund our operating costs and working capital needs, including our planned clinical trials for ivonescimab, going into the second half of 2024.

•Net loss for the three months ended March 31, 2023 and 2022 was $542.4 million and $21.4 million, respectively.
◦The net loss for the three months ended March 31, 2023 includes one-time in-process research and development expenses associated with the in-licensing of ivonescimab from Akeso of $520.9 million.

•Operating cash outflow for the three month ended March 31, 2023 and 2022 was $13.1 million and $19.0 million, respectively.

•On December 6, 2022, the Company entered into a Note Purchase Agreement with the Company's Chairman and Co-CEO, Robert W. Duggan, and the Company's Co-CEO, President, and a member of the Company's Board of Directors, Dr. Maky Zanganeh, in the aggregate amount of $520.0 million. Interest due and payable through February 15, 2023 was prepaid in shares of the Company's common stock.
◦On February 15, 2023, Dr. Zanganeh's $20.0 million note became due and the Company repaid the outstanding principal balance.

•On December 6, 2022, the Company announced a Rights Offering for its existing shareholders to participate in the purchase of additional shares of its common stock. The Rights Offering commenced on February 7, 2023, and the associated subscription rights expired on March 1, 2023. Through the fully subscribed Rights Offering, the Company raised $500.0 million in gross proceeds through the issuance and sale of 476.2 million shares of its common stock at a price per share of $1.05. Issuance costs associated with the Rights Offering were $0.6 million, resulting in net proceeds of approximately $499.4 million.
◦In connection with the closing of the rights offering, a $400.0 million note payable with Mr. Duggan matured and became due, and the Company satisfied all principal and accrued interest of $401.3 million using a combination of a portion of the cash proceeds from the 2023 Rights Offering and the extinguishment of a portion of the amount due equal to the subscription price for shares subscribed by Mr Duggan in the 2023 Rights Offering.

First Quarter 2023 Earnings Call

Summit will host an earnings call this morning, Thursday, May 11, 2023, at 9:00am ET. A live webcast and instructions for joining the call are accessible through Summit’s website www.smmttx.com. An archived edition of the webcast will be available on our website after the call.

Summit Therapeutics’ Mission Statement
To build a viable, long-lasting health care organization that assumes full responsibility for designing, developing, trial execution and enrollment, regulatory submission and approval, and successful commercialization of patient, physician, caregiver, and societal-friendly medicinal therapy intended to: improve quality of life, increase potential duration of life, and resolve serious medical healthcare needs. To identify and control promising product candidates based on exceptional scientific development and administrational expertise, develop our products in a rapid, cost-efficient manner, and to engage commercialization and/or development partners when appropriate.

We accomplish this by building a team of world class professional scientists and business administrators that apply their experience and knowledge to this mission. Team Summit exists to pose, strategize, and execute a path forward in medicinal therapeutic health care that places Summit in a well-deserved, top market share, leadership position. Team Summit assumes full responsibility for stimulating continuous expansion of knowledge, ability, capability, and well-being for all involved stakeholders and highly-valued shareholders.

About Summit Therapeutics
Summit was founded in 2003 and our shares are listed on the Nasdaq Global Market (symbol ‘SMMT’). We are headquartered in Menlo Park, California, and we have additional offices in Oxford, UK.

For more information, please visit https://www.smmttx.com and follow us on Twitter @summitplc.

Contact Summit Investor Relations:
Dave Gancarz
SVP, Stakeholder Relations, Business Development, & Corporate Strategy
investors@smmttx.com

Summit Forward-looking Statements
Any statements in this press release about the Company’s future expectations, plans and prospects, including but not limited to, statements about the clinical and preclinical development of the Company’s product candidates, entry into and actions related to the Company’s partnership with Akeso Inc., the therapeutic potential of the Company’s product candidates, the potential commercialization of the Company’s product candidates, the timing of initiation, completion and availability of data from clinical trials, the potential submission of applications for marketing approvals, the impact of the COVID-19 pandemic on the Company’s operations and clinical trials, potential acquisitions and other statements containing the words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "target," "would," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the results of our evaluation of the underlying data in connection with the development and commercialization activities for SMT112, the outcome of discussions with regulatory authorities, including the Food and Drug Administration, the uncertainties inherent in the initiation of future clinical trials, availability and timing of data from ongoing and future clinical trials, the results of such trials, and their success, and global public health crises, including the coronavirus COVID-19 outbreak, that may affect timing and status of our clinical trials and operations, whether preliminary results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials or preclinical studies will be indicative of the results of later clinical trials, whether business development opportunities to expand the Company’s pipeline of drug candidates, including without limitation, through potential acquisitions of, and/or collaborations with, other entities occur, expectations for regulatory approvals, laws and regulations affecting government contracts and funding awards, availability of funding sufficient for the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements and other factors discussed in the "Risk Factors" section of filings that the Company makes with the Securities and Exchange Commission. Any change to our ongoing trials could cause delays, affect our future expenses, and add uncertainty to our commercialization efforts, as well as to affect the likelihood of the successful completion of clinical development of SMT112. Accordingly, readers should not place undue reliance on forward-looking statements or information. In addition, any forward-looking statements included in this press release represent the Company’s views only as of the date of this release and should not be relied upon as representing the Company’s views as of any subsequent date. The Company specifically disclaims any obligation to update any forward-looking statements included in this press release.

SUMMIT THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)
In thousands, except per share data

	Three Months Ended March 31,
	2023	2022
Revenue	$—	$250
Operating expenses:
Research and development	9,883	20,556
In-process research and development	520,915	—
General and administrative	6,940	6,659
Total operating expenses	537,738	27,215
Other operating income	584	4,807
Operating loss	(537,154)	(22,158)
Other expense, net	(5,222)	761
Net loss	$(542,376)	$(21,397)

Basic and diluted loss per share	$(1.43)	$(0.15)

Comprehensive loss:
Net loss	$(542,376)	$(21,397)
Other comprehensive (loss) income:
Foreign currency translation adjustments	(51)	(1,760)
Reclassification of cumulative currency translation gain to other (expense) income, net	(419)	—
Unrealized gain on investments	968	—
Comprehensive loss	$(541,878)	$(23,157)

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION
(Unaudited)
In thousands

	March 31, 2023	December 31, 2022

Cash, Restricted Cash, Short-term Investments	$241,932	$648,607
Total assets	$254,897	$664,168
Total liabilities	$121,415	$537,514
Total stockholders' equity	$133,482	$126,654

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS INFORMATION
(Unaudited)
In thousands

	Three Months Ended March 31,
	2023	2022

Net cash used in operating activities	$(13,131)	$(19,001)
Net cash used in investing activities	(645,063)	(361)
Net cash provided by financing activities	80,112	25,187
Effect of exchange rate changes on cash	444	(166)

(Decrease) increase in cash and cash equivalents	$(577,638)	$5,659